Exhibit 99.2

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by Cision Ltd. (the “Company”) in connection with the offering and sale by the selling shareholders of up to 13,800,000 ordinary share of the Company, par value $0.0001 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-221792), as supplemented by a preliminary prospectus supplement dated September 11, 2018 and a final prospectus supplement dated September 12, 2018. All expenses are estimates.

SEC registration fee (1)	$20,000
FINRA Filing fee (1)	25,000
Accounting fees and expense	50,000
Legal fees and expenses	150,000
Financial printing and miscellaneous expenses	20,000
Total	$265,000

(1) Previously paid.